                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Pyramid Breweries Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [PYRAMID BREWERIES LOGO]

                             PYRAMID BREWERIES INC.
                           91 SO. ROYAL BROUGHAM WAY
                           SEATTLE, WASHINGTON 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of the shareholders of Pyramid Breweries Inc. (the "Company") will be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, May 22, 1997 at 10:00 a.m., for the following purposes:

          1. To elect two directors.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 2, 1997 are entitled to notice of and to vote at the meeting.

     All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors



                                          /s/ John Stoddard
                                          ---------------------------------
                                          John Stoddard
                                          Chairman

April 14, 1997

                            [PYRAMID BREWERIES LOGO]

                             PYRAMID BREWERIES INC.

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  MAY 22, 1997

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxies are solicited by the Board of Directors of Pyramid Breweries Inc. (the "Company" or "Pyramid") to be voted at the annual meeting of shareholders to be held on May 22, 1997, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are John Stoddard and George Hancock. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 17, 1997.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the nominees for director listed herein and on the proxy. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

     At the close of business on April 2, 1997, there were 8,207,935 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors. Only shareholders of record at the close of business on April 2, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum.

     In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 2, 1997, for (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, and (iii) all of the Company's executive officers and directors as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. Except as otherwise noted, the address of the named shareholder is c/o Pyramid Breweries Inc., 91 South Royal Brougham Way, Seattle, Washington 98134.

                                                                        SHARES BENEFICIALLY
                                                                               OWNED
                                                                       ---------------------
                           NAME AND ADDRESS(1)                          NUMBER       PERCENT
    -----------------------------------------------------------------  ---------     -------
    George Hancock...................................................  1,140,000       13.9%
    John Stoddard(1).................................................  1,181,750       14.4
    John T. Bryce(1).................................................  1,108,500       13.5
    John E. Morse(2)(5)..............................................    433,550        5.3
    Peter T. Morse(3)(5).............................................    438,300        5.3
    Marcia L. Ellis(3)...............................................    438,300        5.3
    Janet Morse(2)...................................................    433,550        5.3
    George C. Textor, Jr.(1).........................................      5,500       *
    Thomas Schwalm(6)................................................        500       *
    Don Burdick(7)...................................................     62,800       *
    Derrick Chasan(8)................................................     16,900       *
    Brian Larson(9)..................................................     29,200       *
    All executive officers and directors as a group (11
      persons)(4)....................................................  5,333,598       65.0

---------------
 *  Less than 0.1%.

(1) Includes 2,500 vested options from the Non-Employee Directors Stock Option Plan.

(2) John E. Morse and Janet Morse are married to each other and each may be deemed to beneficially own the shares of Common Stock held by the other.

(3) Peter T. Morse and Marcia L. Ellis are married to each other and each may be deemed to beneficially own the shares of Common Stock held by the other.

(4) Includes 157,098 shares subject to options exercisable within 60 days of April 2, 1997.

(5) John E. Morse and Peter T. Morse were directors of the Company, but each tendered his resignation from the Board of Directors of the Company effective on February 29, 1996.

(6) Thomas Schwalm was appointed to the Board on February 4, 1997, as a Class II director.

(7) Includes 61,500 vested options.

(8) Includes 16,400 vested options.

(9) Includes 28,700 vested options.

                             ELECTION OF DIRECTORS

     The Board of Directors currently has five members. The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of Thomas Schwalm and John Stoddard is nominated as a member of Class II to serve for a three-year term until the annual meeting of the shareholders in 2000 and until his successor is elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the nominees, Messrs. Schwalm and Stoddard.

     Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Proxies being solicited hereby will be voted for no more than two nominees at the 1997 Annual Meeting.

VOTE REQUIRED

     The two nominees receiving the largest number of votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present, will be elected as Class II directors. Shareholders do not have cumulative voting rights in the election of directors.

     THE BOARD RECOMMENDS A VOTE IN FAVOR OF ELECTION TO THE BOARD OF EACH OF THE TWO NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                            EXPIRATION
NAME                                          CURRENT POSITION WITH COMPANY(1)      AGE      OF TERM
-----------------------------------------    ----------------------------------     ---     ----------
George Hancock...........................    Chief Executive Officer, President     52         1999
                                             & Director
John Stoddard............................    Chairman of the Board                  37         1997
John T. Bryce............................    Director                               46         1998
Thomas Schwalm...........................    Director                               53         1997
George C. Textor.........................    Director                               52         1998

---------------
(1) For a description of certain committees of the Board of Directors and the members of such committees, see "Committees of the Board" below.

     GEORGE HANCOCK has served as Chief Executive Officer since May 1992 and as President since July 1995. He acted as Chairman of the Board of the Company from July 1989 until July 1995 and has been a director since 1989. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters Degree in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

     JOHN STODDARD has served as Chairman of the Board since July 1995 and as a director of the Company since 1989. In January 1997, he became Chief Operating Officer and is primarily responsible for brewery operations, sales and construction of new breweries for the Company. Mr. Stoddard owned and operated Paul Thomas Wines, Ltd. from July 1989 until the sale of the business to Associated Vinters in 1994. Mr. Stoddard has substantial experience in real estate development and construction. He was employed by Northwest Building Corporation, a company primarily engaged in real estate investment, development, and management, as its Director of Construction from 1982 to 1989.

     JOHN T. BRYCE has been a director of the Company since 1989 and served as President of the Company from July 1989 until August 1995. He has been active as a consultant to the Board advising and assisting on the Company's expansion program. Mr. Bryce received an undergraduate degree in Business Studies in Marketing and Management and a Master of Science from the University of Wisconsin.

     GEORGE C. TEXTOR, JR. is a founding General Partner of Capstan Partners, a private equity investment fund. From 1981 to 1988 Mr. Textor was a founding General Partner and Senior Vice President in the Corporate Finance Department of Cable Howse and Ragen (now Ragen MacKenzie Inc.), a regional investment banking and brokerage firm. Prior to that he worked for Seattle Trust and Savings Bank (now Key Bank) from 1971 to 1981 as a Commercial Lending Officer and Vice President and Manager of the Bank's main branch. He is a graduate of Lehigh University and received his MBA from the University of Washington.

     THOMAS SCHWALM has been a director of the Company since February 1997. Mr. Schwalm founded Greenwich Beverage Group, a firm that provides consulting services to the beverage industry, in 1993, and he also is a founder of South Beach Beverage Co., which manufactures and distributes a line of non-alcoholic teas and juices. During 1992 until it was sold in 1993, Mr. Schwalm served as President of Barton Beers, Inc., the U.S. importer for, among others, Corona and Tsing Tao. Barton Beers, Inc. also owned Steven's Point Brewing Company, a craft brewer located in Wisconsin. From 1984 to 1992, Mr. Schwalm was Vice President of Sales and Marketing for Dribeck Importers, Inc., the U.S. importer of Beck's Beer. Before that, he spent two years as Group Marketing Director with The Stroh Brewing Co. and fourteen years in various sales and marketing positions with Jos. Schlitz Brewing Co., including four years as Old Milwaukee Brand Director.

     The Company intends to appoint more directors, thereby increasing the size of the Board of Directors. Messrs. Bryce, Schwalm and Textor are currently the Company's independent directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Audit Committee and a Compensation Committee. The Audit Committee, currently comprised of Messrs. Textor, Schwalm and Bryce, recommends the selections of the Company's independent auditors and consults with the independent auditors on the Company's internal accounting controls. The Audit Committee met four times during 1996. The Compensation Committee, currently comprised of Messrs. Schwalm and Textor, recommends to the Board salaries and bonuses for the Company's executive officers and administers the Company's 1995 Employee Stock Option Plan. During 1996, the Compensation Committee acted by unanimous consent two times and did not meet. During 1996, the Board of Directors met five times. Each member of the Board of Directors attended at least 75% of the Board meetings. Each member of the Board who also served on one of the committees of the Board attended at least 75% of the total meetings of all committees on which he served.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table summarizes the annual compensation for services rendered during 1996 and 1995 for each of the Company's chief executive officer and its four most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                        ---------------------------        ALL OTHER
NAME AND PRINCIPAL POSITION                             SALARY ($)(1)     BONUS ($)     COMPENSATION(2)
-------------------------------------------             -------------     ---------     ---------------
George Hancock, Chief Executive Officer and
  President................................     1996       155,769               0           8,668
                                                1995       150,000          22,225           9,810
Don Burdick, Chief Financial Officer and
  VP.......................................     1996       139,092               0
                                                1995        36,061          32,000
Derrick Chasan VP -- Marketing(3)..........     1996       123,432               0
                                                1995        29,715           5,000
Brian Larson, Vice President -- Sales......     1996       112,908               0           7,339
                                                1995        97,816          20,000           8,143

---------------
(1) Includes a car allowance.

(2) Consists of the Company's matching and profit sharing contribution to the 401(k) plan.

(3) Mr. Chasan resigned from the Company, effective December 20, 1996.

GRANTS OF STOCK OPTIONS

     There were no stock option grants to any named executive officers during 1996.

YEAR END OPTIONS

     The following table sets forth information concerning the number and value of options held by the named executive officers on December 31, 1996. No options were exercised by the named executive officers during the year ended December 31, 1996.

                             YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                  OPTIONS AT YEAR END                 AT YEAR END(A)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
George Hancock.............................          0                0             0                0
Don Burdick................................     61,500           61,500             0                0
Derrick Chasan.............................     16,400           24,600             0                0
Brian Larson...............................     28,700           12,300             0                0

---------------
(A) The exercise price of these options is $19 per share of common stock. The closing price on the NASDAQ National Market on December 31, 1996 was $3.75.

EXERCISE OF STOCK OPTIONS

     No stock options were exercised by named executive officers during 1996.

EMPLOYMENT AGREEMENTS

     Mr. Hancock has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $150,000. Mr. Hancock also may receive a personal performance bonus of up to $20,000 and a corporate performance bonus of up to $30,000 for calendar year 1997. The agreement has a covenant not to compete during his employment and for a period one year following the termination of employment. If Mr. Hancock's employment is terminated without cause, he will receive his annual base salary for a period of two years following the date of such termination.

     Mr. Burdick has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $135,000. Mr. Burdick also may receive a personal performance bonus of up to $10,000 and a corporate performance bonus of up to $10,000 for calendar year 1997. The agreement has a covenant not to compete during his employment and for a period of one year following termination of his employment.

     Mr. Chasan's employment with the Company terminated on December 20, 1996. Mr. Chasan remains subject to a covenant not to compete for a period of one year after the date his employment with the Company terminated.

     Mr. Larson has an employment agreement with the Company of indefinite duration that provides for a current annual base salary of $112,000. Mr. Larson also may receive a personal performance bonus of up to $10,000 and a corporate performance bonus of up to $10,000 for calendar year 1997. The agreement has a covenant not to compete during his employment and for a period of one year following termination of his employment.

COMPENSATION OF DIRECTORS

     Each nonemployee director receives a fee of $385 for each Board meeting attended. All directors are reimbursed for out of pocket expenses for each Board meeting attended, and non-employee directors also participate in the Non-Employee Directors Stock Option Plan ("Director Plan").

     The Director Plan provides for grants of stock options covering 2,500 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders commencing with the 1996 annual shareholders meeting, to each nonemployee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the

Common Stock on the date of grant. Each option expires in ten years after grant or one year after the death of the recipient director. A total of 125,000 shares of Common Stock are reserved for future grants of options under the Directors Plan. During 1996, 7,500 options were granted under the Directors Plan: 2,500 shares to each Messrs. Bryce, Stoddard and Textor.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during calendar 1996 were, from time to time, Messrs. John Stoddard, John Morse, Peter Morse and George C. Textor, Jr. On February 28, 1996, John Morse and Peter Morse resigned from the Board of Directors. Effective March 7, 1996, Mr. Textor became a member of the Compensation Committee. On February 4, 1997, Mr. Stoddard was replaced on the Compensation Committee by Mr. Schwalm.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during 1996.

     Compensation Philosophy. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during 1996 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for management with corporate performance. The Committee placed emphasis on variable, performance-based components, such as stock option awards and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during 1996. While the Committee considered such corporate performance measures as net income, margins and rate of revenue increase, the Committee did not apply a specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as demonstrated leadership ability.

     Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect individual performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

     From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons related to sales and earnings growth.

     In general, compensation payments in excess of $1 million to the CEO are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to the CEO will exceed the $1 million limitation during fiscal 1997.

     Chief Executive Officer Compensation. In evaluating the compensation of George Hancock, President and Chief Executive Officer of the Company for 1996, the Committee placed particular emphasis on Mr. Hancock's strong leadership in managing the business and the expansion of the Company's distribution network and brewing capacity.

     In particular, the Committee noted that the Company's distribution now spans 31 states, up from 11 states at the beginning of 1996. In addition, the new pub and brewing facility located in Berkeley, California, which opened in February, 1997, increased the Company's production capacity by approximately 80,000 barrels per year. However, due to the more competitive market facing craft brewers, the Company's 1996 gross sales increased by only 2.4% over 1995, and net income for 1996 decreased by 28.9% to $2.7 million for 1996, compared to $3.8 million in 1995. Mr. Hancock is eligible to receive, but was not awarded, stock options.

     In accordance with the compensation philosophy described above, the Committee kept Mr. Hancock's base salary at its 1995 level of $150,000 for 1996, and did not award a cash bonus for personal or corporate performance.

                                          1996 Compensation Committee
                                          John Stoddard
                                          George C. Textor, Jr.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Pete's Brewing Company, Redhook Ale Brewery Incorporated, Big Rock Brewery, Ltd., Minnesota Brewing Company.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
        AMONG PYRAMID BREWERIES INC., THE S&P 500 INDEX AND A PEER GROUP

        MEASUREMENT PERIOD                PYRAMID
      (FISCAL YEAR COVERED)           BREWERIES, INC.       PEER GROUP            S&P 500
12/14/95                                           100                 100                 100
12/95                                               84                  91                 100
12/96                                               21                  43                 123

---------------
* $100 invested on 12/14/95 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                           RELATED PARTY TRANSACTIONS

     During fiscal year 1996, the Company paid off Notes held by Shareholders that were originally issued to Shareholders as a dividend for retained S corporation earnings of the Company for the period from January 1, 1993 through November 30, 1995. In addition to the principal payments described below, the Company paid a total of $33,940 in interest during fiscal year 1996 on the referenced loans. As of December 31, 1996, there were no loans to the Company by the Company's directors, executive officers or shareholders.

                                                                  PRINCIPAL AMOUNT OF
                                SHAREHOLDER                           LOAN REPAID
            ----------------------------------------------------  -------------------
            George Hancock......................................      $ 1,000,000
            John Stoddard.......................................          689,876
            John T. Bryce.......................................        1,000,000
            John Morse..........................................        1,000,000
            Peter Morse.........................................        1,000,000

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any equity security of the Company are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 1996 such SEC filing requirements were satisfied with the following exceptions: Mr. Textor, a director of the Company, filed his Form 3 late and Mr. Burdick, an executive officer of the Company, filed a late Form 4 with respect to one transaction.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company no later than December 31, 1997. Proposals may be mailed to the Company, to the attention of the Secretary, 91 So. Royal Brougham Way, Seattle, Washington 98134.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                                          By Order of the Board of Directors



                                          /s/ John Stoddard
                                          ----------------------------------
                                          John Stoddard
                                          Chairman

                                 DIRECTIONS TO
             PYRAMID BREWERIES INC. ANNUAL MEETING OF STOCKHOLDERS

           HYATT REGENCY BELLEVUE AT BELLEVUE PLACE, REGENCY BALLROOM
                             900 Bellevue Way N.E.
                               Bellevue, WA 98004
                                 (206) 462-1234

                      [Map to Hyatt Regency, Bellevue WA]

There are three freeways that access the hotel. You may approach from I-90 (East-West), I-405 (North-South) and State Route 520 (East-West). Take I-405 if you are coming from a location North or South of Bellevue. If you are coming from downtown Seattle, take I-90 or State Route 520, whichever is closest.

                                     I-405

Take the N.E. 8th St. Exit, Westbound over the bridge, which puts you on N.E. 8th St. Stay on N.E. 8th St. going West. At the cross street of 106th Ave. N.E., you will see a Washington Mutual Bank on the right hand side. The next driveway after the Bank will be the entrance to the Bellevue Place complex. You may enter and park here. You will see signs directing you toward the hotel elevator which brings you into the hotel lobby. From the hotel lobby, take the stairs or elevator to the third floor and the Regency Ballroom.

                                 I-90 EASTBOUND

Take 1-405 North. Take N.E. 8th Street Westbound and proceed as directed above.

                                     SR 520

Take 1-405 South. Take N.E. 8th Street Westbound and proceed as directed above.

                                SEA-TAC AIRPORT

     Follow "To All Freeways" sign and take the I-405 North Exit at Southcenter and proceed as directed above.

THREE HOURS OF VALIDATED SELF-PARKING IS AVAILABLE IN THE HOTEL PARKING GARAGE.
 FOR VALIDATION, PLEASE BRING YOUR PARKING TICKET TO THE PYRAMID BREWERIES INC.
           SIGN-IN DESK LOCATED JUST OUTSIDE THE REGENCY BALLROOM.

PROXY

                             PYRAMID BREWERIES INC.
                           91 SO. ROYAL BROUGHAM WAY
                           SEATTLE, WASHINGTON 98134

            FOR THE ANNUAL MEETING TO BE HELD THURSDAY, MAY 22, 1997

       THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY

Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc., hereby appoints John Stoddard and George Hancock and either of them, attorneys and agents of the undersigned, will full power of substitution, to vote all shares of the Common Stock of the undersigned in said Corporation at the Annual Meeting of Shareholders of said Corporation to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, on May 22, 1997 at 10:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


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
                                                        Please mark
                                                        your vote as    [ X ]
                                                        indicated in
                                                        this manner


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL;

                                                         FOR    WITHHOLD VOTE
Proposal 1.  Election of the Board of Directors:        [   ]      [   ]

             Nominees: John Stoddard,
             Thomas Schwalm

             (Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

             ____________________________________________________


With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sold discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
     PROMPTLY USING THE ENCLOSED ENVELOPE.

      YOUR NAME AND ADDRESS ARE SHOWN AS
 REGISTERED - PLEASE NOTIFY THE CORPORATION OF
         ANY CHANGE IN YOUR ADDRESS.




Signature________________Signature if held jointly_____________Dated______, 1997
Please sign exactly as name appears.
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